Rush Street Interactive LLC

900 N. Michigan Avenue, Suite 1600

Chicago, Illinois 60611

January 1, 2019

Dear Richard:

In conjunction with the formalization of the operating agreement (the “Operating Agreement”) 1 of Rush Street Interactive LLC (together with its successors, the “Company”) being entered into concurrently with this letter, this letter will confirm the details of your continued employment as President of the Company. This letter agreement (the “Side Letter”), the Operating Agreement, and their respective exhibits will form the basis or your relationships with the Company.

Compensation and Benefits

Your annualized base compensation will be $377,000, subject to normal withholdings and payable in accordance with the Company’s typical payroll procedures and prorated for any partial months (“Base Salary”).

You will also be eligible to participate in the Company’s discretionary bonus plan as determined in the discretion of the Company’s Chief Executive Officer (or such other representative as the managing member or general partner of the Company (“General Partner”) may designate), based on a combination of qualitative and quantitative Company and employee-specific performance factors. Your discretionary target bonus will be 50% of the Base Salary that was actually paid out during the bonus plan year (the “Paid Salary”); provided, however, your actual discretionary bonus may be anywhere from 0% to 80% of your Base Salary.

You will remain eligible to participate in any regular employee medical benefits offered by the Company and the Company’s 40l(k) plan. You will also continue be entitled to paid time off in accordance with the prevailing Company policy as may be in effect from time to time.

Additionally, the Company will obtain directors and officers insurance to cover you in your role as President. Such insurance will be subject to the terms and conditions determined by the Company in its sole discretion.

The terms and conditions of your equity ownership, including your ownership, vesting and equity rights upon any separation from the Company, are set forth in the Operating Agreement. In addition, the terms and conditions related to your rights to indemnification against claims incurred as a result of your good-faith performance of any duties within the scope of your employment with the Company are as set forth in the Operating Agreement.

[1]	Capitalized used but not defined herein shall have the meanings ascribed to them in the Operating Agreement.

Reporting and Job Duties

You will continue to report to Gregory Carlin in his position as the Chief Executive Officer of the Company. As President, your responsibilities will generally include overseeing the development and expansion of the Company’s internet gaming business as well as any other initiatives undertaken by the Company. You will be expected to keep track of and allocate your time and expenses. You will also be responsible for representing the Company before the public, in the business community and at hearings and meetings held by various public and private organizations. The Company may, from time to time, modify these duties in its discretion. The Company will allow you to work remotely as mutually agreed upon with me.

As required by the applicable law, rules and regulations relating to gaming that apply to the Company, including in any jurisdiction in which the Company applies for a gaming license (collectively, the “Gaming Laws”), you must timely obtain and maintain all permits or licenses required under the Gaming Laws. Because the Gaming Laws related to internet gaming are evolving, you agree to comply with all Gaming Laws applicable to you now or in the future as an employee of the Company as well as to assist the Company, as necessary, in complying with the Gaming Laws. Notwithstanding any other provision of this offer, if you fail to comply with the foregoing (after applicable cure periods) or if you are denied a required license or permit following the end of all applicable appeal periods or if a regulator having jurisdiction over the Company requires that the Company terminate your employment and subject to you having the right to discuss such termination request with the applicable regulator (unless the regulator refuses to participate in such discussion) and the Company, your employment shall terminate immediately for Cause, as defined below, without notice or action on the part of you or the Company and without liability of any type to Company.

Termination and Severance

Your employment with the Company remains “at will” rather than for a defined period. This means that you may leave your employment with the Company at any time and the Company may, in its sole discretion, terminate your employment at any time with or without cause. In the event that the Company terminates you without Cause, as defined in the Operating Agreement, or if you terminate your employment with Good Reason as defined in this Side Letter, you will be entitled to severance equal to six months of your Base Salary, provided that you reconfirm and abide by your obligations under the Restrictive Covenant Agreement attached hereto as Exhibit A. Company may in its sole discretion, extend the non-compete obligations under your Restrictive Covenant Agreement for an additional six months (i.e. until the first anniversary of your termination) by giving you written notice no later than sixty days after your employment with the Company ends; provided that, Company issues a severance payment equal to an additional six months of Base Salary at the time it provides you with written notice of such extension.

Good Reason. For purposes of the termination of your employment, “Good Reason” means the occurrence of any of the following events: (a) a failure of the Company to pay you in accordance with the terms of his this Side Letter any Base Salary or provide in accordance with the terms of this Side Letter any benefits owing to you; (b) any breach of applicable law or regulation by the Company in relation to your employment, or any breach of a Company or General Partner obligation under this Side Letter or the Operating Agreement; (c) the material diminution in your title, duties or authority from those set forth in this Side Letter without your prior, written consent, provided that the Company’s reduction in the scope of its business or the number of properties it manages or jurisdictions in which it operates any online gaming operation shall not constitute Good Reason; or (d) any relocation of the Company’s corporate headquarters from Chicago, Illinois that would require you to relocate your family residence outside of the Chicago metropolitan area. Notwithstanding the foregoing, no termination of your employment shall constitute a termination for Good Reason unless (x) you give the Company notice of the existence of an event described in clause (a) - (c) of this paragraph within thirty days following the occurrence thereof, (y) the Company does not remedy such event (if capable of remedy) described in clause (a) - (c) of this paragraph, as applicable, within thirty days of receiving the notice described in the preceding clause (x), and (z) you terminate employment within ten days of the end of the cure period specified in clause (y), above.

“Cause”. Because you have been employed by the Company for a period that exceeds the vesting period outlined in your original offer from the Company, the Company recognizes that you are differently situated from other employees of the Company who will be offered equity under the Operating Agreement. As such, and notwithstanding the “Cause” standard that is set forth in the Operating Agreement, the following definition of Cause shall apply for purposes of your employment as set forth in this Side Letter:

“Cause”. means the occurrence of any of the following events: (A) any material failure by you to comply with any applicable law or regulation in performing your obligations under this Side Letter, the Operating Agreement or in connection with your conduct of the RSG Companies’ business; (B) any act or omission by you against any RSG Company involving fraud, material dishonesty or conflict of interest in connection with the conduct of such company’s business; (C) any grossly negligent or willful act or grossly negligent or willful omission by you that materially adversely affects any RSG Company; (D) conviction of you, or your pleading guilty or nolo contendere to, or indictment of Separation Employee (where such indictment is not dismissed or otherwise resolved favorably to Separation Employee within six months) to, any felony or charge that would result in material disrepute to any RSG Company, including any financial offense or any offense that would be reasonably likely to adversely affect any RSG Company’s reputation with any licensing or regulatory authority; (E) any willful failure by you to perform your duties or the lawful directions of the General Partner that results in harm to Company, in each case, after having been given notice of such failure and a reasonable opportunity to cure, to the extent such matter is reasonably capable of being cured; (F) the material breach of this Side Letter or the Operating Agreement, after having been given notice of such breach and a reasonable opportunity to cure, in each case, to the extent such matter is capable of being cured; or (G) any material breach, non-performance or non-observance by Separation Employee of any of any provision of Member’s Restrictive Covenant Agreement, attached to the Side Letter as Exhibit A, after having been given notice of such breach and a reasonable opportunity to cure, in each case, to the extent such matter is capable of being cured. To the extent you believe that you have been improperly terminated for Cause, then in such circumstance you may initiate the mediation and arbitration process set forth in Exhibit D hereto.

Contingencies and Additional Requirements

You understand that your employment as described above, including your eligibility to participate in the discretionary bonus plan will be contingent on your complying with the terms of this Side Letter, the terms of any relevant agreements establishing the compensation, operating and bonus plans and your obligations under applicable law including the Gaming Laws, which are both subject to change. Continued eligibility for the Company’s bonus plan will require your performance of such additional obligations based on changes in Company policy, applicable law and the Gaming Laws.

Please note that the terms set forth in this Side Letter are contingent upon your agreement to timely execute this Side Letter, the written confidentiality and restrictive covenant agreement (the “Restrictive Covenant Agreement”) containing post-employment restrictions attached as Exhibit A, and an Invention and Copyright Agreement attached hereto as Exhibit C. The Restrictive Covenant Agreement will prohibit you from soliciting the Company’s employees for an eighteen month period after you leave our employ, and it will prevent you from working for competitors for a period of up to one year from date of any termination of your employment. Additional restrictive covenant obligations may be required for any additional compensation that is not described herein or in the Operating Agreement.

By signing below, you represent and warrant that you are not currently a party to any agreement or otherwise restricted from accepting employment on the terms set forth in this Side Letter and performing the duties outlined above. This Side Letter, in coordination with the Operating Agreement, the Restrictive Covenant Agreement, the Invention and Copyright Agreement, and the Severance and Release Agreement constitute the entire agreement and supersede all prior agreements, understandings or arrangements, whether oral or written, among the parties with respect to the subject matter of this Side Letter.

Please signify that you have read, understand and agree to the terms and conditions in this Side Letter by signing and dating it where indicated below and returning it to me.

/s/ Gregory A. Carlin
Gregory A. Carlin
Chief Executive Officer
Rush Street Interactive LLC

Accepted and agreed:

/s/ Richard Schwartz
Richard Schwartz
Dated	1/1/19

EXHIBIT A

Restrictive Covenant Agreement

CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

This Confidentiality and Restrictive Covenant Agreement (“Agreement”) is made and effective this 1 day of January, 2019, by and between Rush Street Gaming LLC, a Delaware limited liability company, and each of its affiliates (including Executive’s employer, Rush Street Interactive LLC), subsidiaries, successors and assigns, including each of the Gaming Companies as defined below (collectively, the “Company”), and Richard Schwartz (“Executive”). Executive acknowledges that he is executing this Agreement in consideration for valuable consideration (including, but not limited to, his opportunity to work for the Company and all of the other consideration set forth in the letter setting forth his terms and conditions of employment Dated as of January 1, 2019 (the “Side Letter”) and the Agreement of Limited Partnership of Rush Street Interactive, L.P. (the “Operating Agreement”) between Executive and the Company (collectively, the “Agreements”) to which this Agreement is appended, including without limitation the rights to an equity interest in Rush Street Interactive LLC as set forth in the Operating Agreement (the “Equity Interest”). Therefore, in consideration of the mutual promises and obligations contained in the Agreements, the Company and Executive, intending to be legally bound, agree to protect the Company’s confidential information and acknowledged legitimate business interests as follows:

1. Confidential Information: The parties acknowledge and agree that the Company owns, operates or manages, or is currently developing to bring into operation, casinos, gaming companies, gaming tours, online gaming applications, and other gaming assets, including without limitation each of its current gaming entertainment complexes in North America, including in Schenectady, New York, Pittsburgh, Pennsylvania, Des Plaines, Illinois, and Philadelphia, Pennsylvania and its online properties and communities (any entity through which the Company now or hereafter owns, operates or manages, or is currently developing to bring into operation, casinos, gaming companies, gaming tours, online gaming applications, and other gaming assets, collectively, the “Gaming Companies” and each a “Gaming Company”). Executive acknowledges that in his capacity as an executive and officer of the Company, he will be performing services, as an executive of the Company and a service provider for each of the Gaming Companies, and in doing so he has had access to, and will continue to be provided with the Company’s confidential or proprietary information and trade secrets (“Confidential Information”), including without limitation, any such information and trade secrets related to the Gaming Companies’ operations, performance, research and/or development and marketing plans, security and loss control systems and internal controls, gaming customer databases and player identification systems, accounting information and financial records (including benchmarks and formulas), business plans, actual and contemplated business activities, lists of key personnel, human resources records and information, clients and customers, vendors, suppliers, distributors and consultants, pricing lists and information, advertising and promotional materials, gaming board submissions, products, services, software, documentation, know-how, inventions, processes, methods and methodologies, formulas, algorithms, drawings, flow charts, technical information, ideas, concepts, specifications, strategies, plans (including without limitation, architectural drawings), training programs (including manuals, handbooks, video and audio tapes or files in any form), interactions with any of its Stakeholders (as defined below), and other documents or media that contain any Confidential Information. Confidential Information also includes information provided to the Company by Stakeholders, that is sensitive, confidential, and/or proprietary, including certain information that is shared with the Company in confidence or with the expectation that it will be protected from disclosure. Confidential Information shall not include information which: (a) is or becomes publicly available through no wrongful or prohibited action or inaction of Executive; or (b) prior to disclosure under this Agreement, is properly within the rightful possession of Executive. Executive represents and warrants that Confidential Information is a special and valuable asset that is developed, protected and owned by the Company, is regularly used in the operation of Company’s business and is the subject of adequate measures including without limitation this Agreement and Company policies and other measures to protect its confidentiality.

If Executive becomes legally compelled to disclose any Confidential Information, subject to then applicable law, Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedies or waive compliance with the terms of this Agreement. In the event that such protective orders or other remedies are not obtained or that the Company waives compliance with the provisions hereof, Executive agrees to furnish only that portion of the Confidential Information that is legally required to be furnished and to exercise his best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

The parties acknowledge that Confidential Information can exist in any form, including oral or written statements, information remembered, information stored electronically and information embodied in objects or processes. Except as required in the course of Executive’s employment in furtherance of Company’s interests, Executive will not use or disclose Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever during or after the term of Executive’s employment with Company, provided that such Confidential Information, unless in the form of a trade secret of the Company or as subject to a written confidentiality undertaking of the Company, shall no longer be protectable under this Agreement on the date five years after the date of the termination of Executive’s last day of employment with the Company.

Notwithstanding anything else in this Agreement, Executive may not be held civilly or criminally liable for the disclosure of a trade secret in confidence to a federal, state or local government official, or to an attorney, when such disclosure is made solely to investigate or report a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

If Executive believes that any employee or third party has misappropriated or improperly used or disclosed trade secrets or Confidential Information, Executive must report such activity promptly in writing to the Company’s Legal Department. Upon termination of employment with the Company for any reason, Executive shall promptly deliver to the Company or destroy (and certify to such destruction on terms satisfactory to the Company) the originals and copies of all Confidential Information.

2. Non-Solicitation and Non-Disparagement: During Executive’s employment with the Company and (i) with respect to Section 2(c) below, for the period of eighteen (18) months thereafter and (ii) with respect to Sections 2(a), (b), (d) and (e) below, for the period co-terminus with the Non-Compete Period (as defined below), Executive shall not, without prior written permission of the Company, either directly or indirectly, for Executive or on behalf of any other person or entity:

(a) communicate with, induce, entice, solicit, or contact any of the Company’s or the Gaming Companies’ clients, customers (including without limitation anyone tracked in the Company’s or any of the Gaming Companies’ player identification systems without regard to whether the customer is an online customer or part of an online community), investors, advisors, representatives, directors, consultants, or independent contractors (each, a “Stakeholder”) in any manner that is intended to or is reasonably likely to have the effect of being detrimental to the Company’s or any of the Gaming Companies’ interests, including without limitation any attempt to get any Stakeholder to cease doing business with the Company or any of the Gaming Companies or to patronize or do business with any Competing Business, as defined below, other than one owned by the Company or one of the Gaming Companies;

(b) canvass, request, advise or induce any individual or entity, including any Stakeholder, to withdraw, curtail or cancel its relationship, business, employment or customer relationship with the Company or any of the Gaming Companies;

(c) employ, hire, retain, attempt to hire or otherwise engage the services of, solicit for the sake of hiring, or otherwise obtain the services of any employee, consultant, contractor, investor, advisor, agent, representative, or director of the Company or any of the Gaming Companies who has served as an employee of or otherwise provided any advice or service to the Company or any of the Gaming Companies on or within twelve months before the Executive no longer being employed by the Company or at any time within six months of the date of any action by or of Executive that violates this Agreement; or

(d) make statements or take actions that disparage or are reasonably likely to have the effect of disparaging or being detrimental to the Company or any of the Gaming Companies, including without limitation by making statements to the media or press, on publicly accessible internet sites or in any other public forum.

(e) Nothing in this Section 2 shall prohibit the inadvertent contact of a Stakeholder by virtue of a mass communication or advertisement that is not intended to circumvent the restrictions of this Agreement, such as in the case of a newspaper or web advertisement generally soliciting candidates for employment.

3. Covenant Not to Compete: During Executive’s employment with the Company and for a period of no less than six (6) months up to a maximum of twelve (12) months thereafter (as elected by Company in accordance with this Section 3 and the Side Letter) (such period, the “Non-Compete Period”), Executive shall not directly or indirectly, whether as an employee or any other capacity, including without limitation as a service provider:

(a) supply or operate an internet gambling or sports betting platform, in any jurisdiction in which the Company or any of the Gaming Companies is licensed or has currently-then applied for a license (which shall include responding or preparing proposals responsive to requests for proposals for any jurisdictions) during the term of Executive’s employment with Company (each an “Online Offering”) , be employed by, work for, provide gambling industry related advice or services for, obtain any ownership interest in (other than up to a two percent (2%) interest in any publicly traded entity), or consult with any person or entity that is offering, or has announced or publicly indicated that it will offer an Online Offering that competes or will compete with an Online Offering offered by the Company or any of the Gaming Companies (each, a “Competing Business”). For purposes of clarification, products and services exclusively associated with social gaming and marketing affiliates are expressly excluded from the definition of Online Offering.

The restrictive covenant specified in this Section 3 shall apply for the period of time (either six (6) months or twelve (12) months post-employment) that Company elects, in its sole discretion, to pay severance payments to Executive as specified in the Side Letter. For such time period, in consideration of the restrictive covenant in Section 3 of this Agreement, Company shall continue to pay to Executive his then-current Base Salary in accordance with the terms of the Side Letter, and Executive will remain eligible to continue participating in any regular employee medical benefits offered by the Company and the Company’s 401(k) plan., each in accordance with the terms of the Side Letter. Notwithstanding anything contrary in the foregoing, if Executive’s employment with the Company is terminated for Cause (as defined in the Side Letter), the restrictions of this Section 3 shall apply to Executive for a period of twelve (12) months without the Company having any obligation to pay Executive the Base Salary or any other amounts (unless otherwise required by applicable law).

4. Remedies: Executive understands and acknowledges that the Company would be irreparably injured by Executive’s breach of this Agreement. Executive agrees a breach of this Agreement would entitle the Company to immediate injunctive relief and such other equitable relief, including without limitation specific performance of this Agreement, in addition to recovery of any damages, costs, expenses and attorneys’ fees. Executive agrees that he should not be entitled to benefit from any breach of any of the restrictions in this Agreement; as such, if he breaches any such restriction, the time period for the relevant restrictive period with relation to such restriction shall be started anew from the later of the last date of any such breach.-By way of example only, if Executive breaches the non-solicitation provision in this Agreement, he shall be subject to a new eighteen (18) month restrictive period under paragraph 2(c) of this Agreement beginning on the day of his last act in breach. Similarly, and without limitation, if Executive goes to work for a Competing Business in violation of the restrictions prohibited by this Agreement, he shall be subject to a new twelve-month restricted period under the terms of paragraph 3 of this Agreement beginning on the day of his last act in breach. With respect to any dispute over Executive’s breach of this Agreement, the non-prevailing party shall pay all legal expenses of the prevailing party with respect to such dispute.

5. Reasonable Restrictions and Remedies: Executive acknowledges that the scope and duration of the restrictions and covenants in this Agreement are reasonable and fair, particularly in light of his right to the Equity Interest under the Operating Agreement and the compensation and benefits provided to him for his employment under the Side Letter and Section 3 hereof. As such, if a court determines that any restrictive covenant in this Agreement is vague, overbroad, or unenforceable in any respect, the court is expressly authorized by Executive and the Company to enforce the covenant or restriction to the greatest extent allowable under applicable law and may modify such covenant or restriction accordingly. In the event Executive’s employment with the Company terminates for any reason, and Company performs all of its obligations under this Agreement in all material respects, including without limitation, payment of Executive’s Base Salary during the restrictive covenant enforcement period if applicable pursuant to Section 3 hereof, Executive represents and warrants that he will be able to live comfortably and provide for any dependents and/or earn a livelihood without violating any covenant or restriction in this Agreement. Nothing in this Agreement shall prohibit Executive from (a) working outside of or in the hospitality industry for an entity that is not defined to be a Competing Business as set forth in this Agreement, including for example any hotel or resort provided that it is not actively developing operations, services or products that would be, when operational, a Competing Business or (b) acquiring securities representing not more than five percent of the outstanding voting shares of any entity whose shares trade on a national or worldwide securities exchange, including the over-the-counter market. Executive acknowledges and agrees that breach of this Agreement shall entitle the Company to any relief available to it in law or in equity, including without limitation the right to seek relief in court to enforce this Agreement notwithstanding any arbitration agreement between Executive and the Company. To the extent that the Company has alleged that Executive has breached its covenants and obligations set forth in Section 2 or 3 hereof and Executive disputes such allegation, then in such circumstance Executive may initiate the mediation and arbitration process set forth in Exhibit D of the Side Letter with respect to such dispute.

6. Agreement: Executive acknowledges that he has read and understands the provisions of this Agreement and agrees to be bound by this Agreement. Executive acknowledges that he may be subject to additional confidentiality obligations and restrictive covenants in addition to those set forth in this Agreement and acknowledges that the restrictions in this Agreement are in addition to, and not in lieu of, any such obligations to the Company. The parties agree that this Agreement was made and entered into in Chicago, Illinois and that the laws of the State of Illinois shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue are limited in any proceeding by the Company or Executive related to or to enforce or dispute their rights under this Agreement to any court geographically located in Chicago, Illinois with said courts to have exclusive, irrevocable jurisdiction and venue over such matters. Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Chicago, Illinois including any objection to personal jurisdiction, venue, and/or forum non-conveniens, whether under any agreement signed on a date prior to the date of this Agreement that provides for a different venue or jurisdiction or otherwise.

7. Assignment: The Company shall have the right to assign this Agreement to a successor or assign, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. Executive may not assign this Agreement. Any successor to, or assignee of, the Company is an intended third party beneficiary to this Agreement.

Read, understood and agreed to by:

/s/ Richard Schwartz
Signature:
Printed Name: Richard Schwartz
Dated: 1/1/19

EXHIBIT C

Invention and Copyright Agreement

INVENTION, TRADEMARK AND COPYRIGHT AGREEMENT

1. Definitions. The following definitions shall apply in this Invention, Trademark and Copyright Agreement (“Agreement”):

“Inventions” means all discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, and/or trade secrets, whether or not patentable or otherwise legally protectable.

“Trademark” means trademarks, service marks, trade names, logos or other commercial or product designations for any purpose used or developed for use by the Company or any affiliate of the Company.

“Works” means all writings, original creations, and works of authorship, including software.

2. Preexisting Inventions and Works. I am employed by Rush Street Interactive LLC (together with its successors, the “Company”). I have attached hereto, as Rider A, a complete list describing with particularity all Inventions and Works that, as of the Effective Date, (i) belong solely to me or belong to me jointly with others, (ii) relate in any way to any of the Company’s (including any of its affiliates, subsidiaries, parents, successors and assigns) businesses, products or research and development, and (iii) are not assigned to the Company hereunder. If no such list is attached, I represent that there are no such Inventions or Works at the time of signing this Agreement.

3. Assignment of Inventions. I will disclose promptly to the Company Inventions that (i) are made, conceived, or reduced to practice by me during the term of my employment, whether solely or jointly with others, and (ii) relate to any subject matter with which my duties for the Company may be concerned, or relate to the Company’s present or future investigations or to the nature of its business, or resulting from or suggested by any work which I may do on behalf of the Company or at its request. I hereby assign to the Company any interest in and all rights and title to any such Inventions, including all patents, trade secrets, and all other proprietary interests therein.

4. Assignment of Works. I will disclose promptly to the Company Works that are (i) created or fixed in a tangible medium of expression by me, whether solely or jointly with others, during the term of my employment, and (ii) relate to any subject matter with which my duties for the Company may be concerned, or relate to the Company’s present or future investigations or to the nature of its business, or resulting from or suggested by anything which I may do on behalf of the Company or at its request. If I create any such Work that may be protectable under copyright law, that Work will be considered a “work made for hire” (to the fullest extent permitted by law) and Company shall be considered the author and owner of such Work. To the extent I create any such Work that is determined to be ineligible to be treated as a “work made for hire,” I hereby assign to Company any and all copyrights and other ownership interests which I may have in any such Work (as well as any other ownership interests of any such Work that constitutes a “work made for hire”) and agree to execute any documents required to give effect to such assignment.

5. Assignment of Trademarks. I will disclose promptly to the Company any Trademarks that are (i) created by me, whether solely or jointly with others, during the term of my employment, and (ii) relate to any subject matter with which my duties for the Company may be concerned, or relate to the Company’s present or future investigations or to the nature of its business, or resulting from or suggested by anything which I may do on behalf of the Company or at its request. If I create any such Trademark that may be protectable under trademark law, the Company shall be considered the owner of such Trademark and other ownership interests therein. To the extent I create any such Trademark that is determined not to be owned by the Company (including all other ownership interests therein), I hereby assign to Company any and all trademark and other ownership interests which I may have in any such Trademark and agree to execute any documents required to give effect to such assignment.

6. Use or Incorporation of Inventions, Trademarks and Works. If, in the course of my employment, I use or incorporate into a product, process, machine, original creation, or work of authorship any Invention, Trademark or Work not covered by Section 3, 4 or 5 of this Agreement in which I have an interest, I will promptly so inform the Company. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention, Trademark or Work and to make, have made, copy, modify, make derivative works of, use, sell, import, otherwise distribute or mark under all applicable intellectual property rights without restriction of any kind, but only to the extent that I have a sufficient ownership interest in such Invention, Trademark or Work to do so.

7. Obligation to Assist. I will assist the Company in every proper way during and following the period of my employment, without charge to the Company, but at its expense, to obtain and maintain for its own benefit, patents, trademarks, and copyright registrations for Inventions covered by Section 3 and Works covered by Section 4 and Trademarks covered by Section 5 in any and all countries. Such assistance shall include, but not be limited to, the execution and delivery of specific assignments of any such Invention or Work or Trademark and all domestic and foreign patent rights or copyrights or trademark rights therein, the execution and delivery of all other papers and documents of every nature which relate to the securing and maintenance of such patent rights or copyrights or trademark rights, and the performance of all other lawful acts, such as the giving of testimony in any proceedings, infringement suits, or other litigation, as may be deemed necessary or advisable by the Company.

8. Obligation to Keep Records. If I keep and maintain current written records of Inventions covered by Section 3 and Works covered by Section 4 and Trademarks covered by Section 5, the records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, software code (including source code) or any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company.

9. Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention which qualifies fully for exclusion under the provisions of applicable state law, if any, including those attached hereto as Rider B. I will advise the Company promptly in writing of any Inventions that I believe are eligible for such an exclusion that are not otherwise disclosed on Rider A.

10. Notice of Whistleblower Rights. I understand that I may not be held civilly or criminally liable under any federal or state trade secret law for disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

EMPLOYEE:

Name:	Richard Schwartz

Signature:	/s/ Richard Schwartz

Date:	1/1/19

Rider A

Disclosure of Preexisting Inventions and Works

Rider B

State Laws Regarding Assignment of Inventions

Illinois

765 Ill. Comp. Stat. Ann. 1060/2

§ 2. Employee rights to inventions—conditions.

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

California

Cal. Lab. Code § 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Washington

Wash. Rev. Code Ann. § 49.44.140

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Delaware

Del. Code Ann. tit. 19, § 805

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee’s rights in an invention to the employee’s employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that:

(1) Relate to the employer’s business or actual or demonstrably anticipated research or development; or

(2) Result from any work performed by the employee for the employer.

To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

Kansas

Kan. Stat. Ann. § 44-130

(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(b) Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c) If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(d) Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

Minnesota

Minn. Stat. Ann. § 181.78

Subdivision 1. Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subd. 2. Effect of subdivision 1. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subd. 3. Notice to employee. If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee’s rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

North Carolina

N.C. Gen. Stat. Ann. § 66-57.1

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

N.C. Gen. Stat. Ann. § 66-57.2

(a) An employer may not require a provision of an employment agreement made unenforceable under G.S. 66-57.1 as a condition of employment or continued employment. An employer, in an employment agreement, may require that the employee report all inventions developed by the employee, solely or jointly, during the term of his employment to the employer, including those asserted by the employee as nonassignable, for the purpose of determining employee or employer rights.

(b) An employer’s ownership of an employee’s invention, discovery, or development that has or becomes vested in the employer by contract or by operation of law shall not be subject to revocation or rescission in the event of a dispute between the employer and employee concerning payment of compensation or benefits to the employee, subject to any contrary provision in the employee’s written employment agreement. The foregoing provision shall not apply where the employee proves that the employer acquired ownership of the employee’s invention, discovery, or development fraudulently.

(c) If required by a contract between the employer and the United States or its agencies, the employer may require that full title to certain patents and inventions be in the United States.

Utah Code Ann. § 34-39-3

(1) An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is:

(a) created by the employee entirely on his own time; and

(b) not an employment invention.

(2) An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.

(3) Subsection (1) does not apply to:

(a) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or

(b) an agreement between an employee and his employer which is not an employment agreement.

(4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee’s employment or continuation of employment is not conditioned on the employee’s acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.

(5) Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.

(6) An employer may require his employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.

(7) An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.

(8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

EXHIBIT D

Arbitration Provisions

Any dispute, controversy, or claim arising hereunder, or relating to (i) termination of employee for Cause or (ii) any breach of employee’s covenant and obligations under the non-compete or non-solicitation provisions of employee’s Confidentiality & Restrictive Covenant Agreement with the Company (as may be amended, modified or supplanted) (“Dispute”), which the parties are not able to resolve themselves shall first be submitted to non-binding mediation. The parties shall cooperate in choosing a mutually agreeable mediator and if they cannot do so they shall apply to the CPR Institute for appointment of a mediator. The mediation shall take place as soon as commercially practicable in Chicago, Illinois and the costs of the mediator shall be borne equally by the parties. The mediation shall be confidential and shall be considered a compromise negotiation under the Federal Rules of Evidence and any similar state rules of evidence. If the mediation does not resolve the Dispute within 30 days of the initial request for mediation, then the parties shall enter into final and binding arbitration to be held in Chicago, Illinois, in accordance with the Rules for Non-Administered Arbitration of the CPR Institute (“CPR Rules”) in effect at the time the Dispute arises, subject to the following (which shall control if conflicting with the CPR Rules):

(i) The arbitration shall be conducted by three (3) arbitrators (the “Arbitrators”) all of whom shall be considered neutral. They shall be selected as follows: each party shall select one arbitrator who in turn shall select a third arbitrator. In the event the first two arbitrators selected cannot agree on the third arbitrator, then the parties shall apply to the CPR Institute for appointment of the third arbitrator. Subject to the following sentence, the Arbitrators shall conduct such evidentiary or other hearings as such Arbitrators deem necessary or appropriate as soon as commercially reasonable and thereafter shall make a final determination as soon as practicable. The Arbitrators shall apply the substantive law of the State of Illinois without regard to its conflicts of law provisions. The Arbitrators shall have no power to award punitive or exemplary damages.

(ii) Either party to the arbitration may seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.

Each party agrees that it will not file any suit, motion, petition or otherwise commence any legal action for any matter which is required to be submitted to mediation and arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators or compelling arbitration. Upon the entry of any order dismissing or staying any action filed contrary to the preceding sentence, the party which filed such action shall promptly pay to the other party the reasonable attorneys fees, costs and expenses incurred by such other party prior to the entry of such order. Notwithstanding the foregoing, the parties agree that any party may seek injunctive relief from the federal or state courts located in Chicago, Illinois in order to prevent irreparable harm pending the conclusion of the mediation and arbitration procedures set forth above.